Exhibit 5.1
[The Advisory Board Company Letterhead]
September 21, 2009
Direct Dial
(202) 266-6418
Fax No.
(202) 266-5700
The Advisory Board Company
2445 M Street, NW
Washington, DC 20037
Re:	Proposed Offering of up to 2,223,794 Shares of Common Stock Pursuant to The Advisory Board Company 2009 Stock Incentive Plan
Ladies and Gentlemen:
     I have examined the Registration Statement on Form S-8 (the “Registration Statement”) of The Advisory Board Company, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 2,223,794 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”). The Shares subject to the Registration Statement are to be issued under The Advisory Board Company 2009 Stock Incentive Plan (the “Plan”).
     In addition to examining the Registration Statement, I have examined the Plan and originals, or photostatic or certified copies, of such proceedings and records of the Company and certificates of public officials and such other documents and matters as I have deemed relevant and necessary as the basis for the opinions set forth below. I also have made such other investigations as I have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. I also have assumed that there are no agreements or understandings between or among the Company and any participant in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, I have assumed the accuracy of all other information

The Advisory Board Company
September 21, 2009

provided to me by others during the course of my investigation, on which I have relied in issuing the opinion expressed below.
     Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that I have examined, I am of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.
     I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name in the prospectus that forms a part of the Registration Statement. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ Evan R. Farber
Evan R. Farber, Esq.